EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Full Year Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) - April 26, 2005 --

AVX Corporation (NYSE: AVX) reported that unaudited net sales were $306.0 million in the fourth quarter ended March 31, 2005 and $1,283.2 million for the fiscal year ended March 31, 2005. Chief Executive Officer and President, John Gilbertson, stated “Sales improved $3.7 million over the third quarter of fiscal 2005 and $146.6 million (or 12.9%) over fiscal 2004 reflecting the continuing improvement in the electronics industry.”

The unaudited net income for the quarter was $5.4 million, or $.03 per share, compared to a net loss of $6.2 million, or $0.04 per share, for the same period last year. Unaudited net income for the full year was $54.5 million, or $0.31 per share, compared to a net loss of $107.6 million, or $0.62 per share, last year. These improvements reflect a lower cost structure resulting from the actions that AVX has taken to streamline operations, reduce operating costs and enhance production capabilities in low cost regions, as well as lower material costs.

Cash and cash equivalents, short term investments and long-term investments in securities increased $15.3 million during the March quarter and totaled $720.5 million at March 31, 2005. During the quarter, $6.5 million of dividends to stockholders were paid, and $2.3 million was used to purchase AVX shares on the market now held as treasury stock.

Chief Executive Officer and President, John Gilbertson, stated, "The increase in sales in the March quarter reflects the favorable inventory position our customers experienced after the holiday season and continued growth in end market demand. Our financial position remains strong and we continue to be optimistic about this year’s prospects for our industry."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(preliminary and unaudited)
(in thousands, except per share data)

	Three Months Ended		Tweleve Months Ended
	March 31		March 31
	2004	2005	2004	2005
Net sales	$315,805	305,972	$1,136,577	$1,283,206
Cost of sales	281,048	273,087	1,078,891	1,105,893
Materials Charge	-	-	87,720	-
Gross profit	34,757	32,885	(30,034)	177,313
Selling, general & admin. expense	21,978	29,838	85,528	108,200
Restructuring expense	15,678	-	27,213	-
Profit (loss) from operations	(2,899)	3,047	(142,775)	69,113
Other income	3,239	5,522	11,104	17,436
Income (loss) before income taxes	340	8,569	(131,671)	86,549
Provision (benefit) for taxes	6,532	3,170	(24,065)	32,022
Net income (loss)	$(6,192)	$5,399	$(107,606)	$54,527

Basic income (loss) per share	$(0.04)	$0.03	$(0.62)	$0.31
Diluted income (loss) per share	$(0.04)	$0.03	$(0.62)	$0.31

Weighted average common
shares outstanding:
Basic	173,637	173,046	173,634	173,450
Diluted	173,637	173,407	173,634	173,906

Results for the fourth quarter ended March 31, 2004 include restructuring charges of $17.5 million, primarily related to a manufacturing facility closure in France and other world wide headcount reductions, partially offset by recoveries of $1.8 million related to previous restructuring charges. The net after-tax impact of restructuring for the quarter was $15.9 million or $.09 per share.

Results for the year ended March 31, 2004 include a materials charge related to the write-down of then current tantalum raw materials and work in process inventories and future purchase commitments under a long-term supply agreement of $87.7 million (or $61.4 million or $.35 per share on an after tax basis) and restructuring charges of $27.2 million (or $25.5 million or $.15 per share on an after-tax basis) related to worldwide headcount reductions from employee terminations and facility closures in France, Mexico and Taiwan.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(preliminary and unaudited)
(in thousands)

	March 31,	March 31,
	2004	2005
Assets
Cash and cash equivalents	$534,730	$490,470
Short-term investments in securities	30,000	36,000
Accounts receivable, net	162,683	156,069
Inventories	293,869	379,630
Other current assets	80,697	57,472
Total current assets	1,101,979	1,119,641
Long-term investments in securities	168,985	193,997
Property, plant and equipment, net	288,002	265,892
Other assets	108,911	104,895

TOTAL ASSETS	$1,667,877	$1,684,425

Liabilities and Stockholders' Equity
Short-term bank debt	$26	$-
Accounts payable	114,486	116,452
Income taxes payable and accrued expenses	100,378	74,924
Total current liabilities	214,890	191,376
Other liabilities	66,443	53,926

TOTAL LIABILITIES	281,333	245,302

TOTAL STOCKHOLDERS' EQUITY	1,386,544	1,439,123

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,667,877	$1,684,425

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com